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                                                               EXHIBIT (a)(1)(K)
EMAIL REMINDER TO EMPLOYEES - 12/1/04
FROM: INTERNAL COMMUNICATIONS

SUBJECT: STOCK OPTION EXCHANGE OFFER - TWO WEEKS LEFT


     You have LESS THAN TWO WEEKS to participate in Conexant's Stock Option
                                Exchange Program

      THIS OFFER EXPIRES MONDAY, DECEMBER 13, 2004, AT 5 P.M. U.S. PACIFIC
                                 STANDARD TIME

Here are a few program highlights:

- ALL OUTSTANDING STOCK OPTIONS WITH AN EXERCISE PRICE OF $5 PER SHARE OR HIGHER ARE ELIGIBLE FOR EXCHANGE

- YOU CAN CHOOSE TO EXCHANGE ALL ELIGIBLE OPTIONS OF $5 PER SHARE OR HIGHER, ANY INDIVIDUAL OPTION GRANT $5 OR HIGHER OR NONE AT ALL

-     YOU WILL RECEIVE ONE REPLACEMENT OPTION FOR EACH ELIGIBLE OPTION EXCHANGED

-     WE CURRENTLY EXPECT THE REPLACEMENT OPTIONS TO BE GRANTED ON JUNE 14, 2005

-     REPLACEMENT OPTIONS WILL GENERALLY BE SUBJECT TO A THREE-YEAR VESTING
      SCHEDULE

- REPLACEMENT OPTIONS WILL HAVE A SPECIAL ACCELERATION PROVISION, WHICH APPLIES IF YOU ARE INVOLUNTARILY TERMINATED WITHIN ONE YEAR OF THE REPLACEMENT OPTION GRANT DATE

To participate in the offer, begin by printing the election form from our nextweb site. Complete, sign and date the election form and either fax or hand deliver it to Stock Administration before 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON DECEMBER 13, 2004. Election Forms submitted via fax must be sent to fax number (949) 483-4525; Attention: Stock Administration. Election Forms submitted via hand delivery must be delivered to Stock Administration, Conexant Systems, Inc., in Human Resources located in the main building at 4000 MacArthur Blvd., Newport Beach, California. Deliveries by Conexant's interoffice mail, U.S. or international mail or email will not be accepted.